Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) of WEX Inc. of our report dated May 2, 2020, with respect to the consolidated financial statements of Optal Limited and its subsidiaries as of and for the year ended December 31, 2019 appearing in the Current Report on Form 8-K/A dated March 1, 2021 of WEX Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom

August 24, 2021